Exhibit 10.3

SETTLEMENT AGREEMENT

BETWEEN

FIRST SENTRY BANK, INC.,

FIRST SENTRY BANCSHARES, INC.,

WESBANCO, INC.,

WESBANCO BANK, INC.

AND

RICHARD D. HARDY

THIS SETTLEMENT AGREEMENT (“Agreement”), made and entered into on November 13, 2017, by and between Richard D. Hardy (“Hardy”), First Sentry Bank, Inc., a West Virginia banking corporation (“First Sentry”), First Sentry Bancshares, Inc., a West Virginia corporation and bank holding company (“FS Holding Company”), Wesbanco, Inc., a West Virginia corporation (“Wesbanco”) and Wesbanco Bank, Inc., a West Virginia banking corporation and wholly owned subsidiary of Wesbanco (“Wesbanco Bank”). This Agreement represents the entire agreement between the parties, and all prior representations, promises, agreements or statements are merged with and into this document,

WITNESSETH:

WHEREAS, Hardy is a party to that certain Employment Agreement by and among Hardy, First Sentry and FS Holding Company initially effective as of the 7th day of August, 2017 and as amended (the “Employment Agreement”) under which Hardy served as Senior Vice President and Chief Financial Officer of both First Sentry and Holding Company;

WHEREAS, the Employment Agreement provided Hardy with promises of payments on a Change in Control and/or certain terminations of employment;

WHEREAS, First Sentry, FS Holding Company, Wesbanco and Wesbanco Bank are parties to that certain Agreement and Plan of Merger dated November 13, 2017 whereby FS Holding Company will be merged with and into Wesbanco the separate corporate existence of FS Holding Company shall cease (the “Merger”);

WHEREAS, effective immediately upon the consummation of the Merger, Hardy agrees to surrender all rights he may have under the Employment and to terminate the Employment Agreement and to agree to the restrictive covenants set forth herein in exchange for a payment, subject to applicable withholding and payroll taxes, in the amount of $387,624.92; and

WHEREAS, the parties believe it in the best interest of the parties and the Merger to clarify the payment obligation to Hardy and to terminate the Employment Agreement as of the consummation of the Merger.

NOW, THEREFORE, for and in consideration of the payment to Hardy, the premises. the mutual promises, and the other good and valuable consideration herein specified, the receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.	EFFECTIVENESS OF THIS AGREEMENT.

This Agreement shall not become effective and shall be null and void if the Merger is not consummated. This Agreement shall become effective without further action by any party immediately upon the consummation of the Merger (“Effective Time”).

2.	PAYMENT TO HARDY.

Immediately upon the effectiveness of this Agreement, Wesbanco shall pay, or cause to be paid, to Hardy the amount of $387,624.92 in a single cash payment, subject to applicable withholding and payroll taxes.

3.	SURRENDER OF EMPLOYMENT AGREEMENT.

Immediately upon the Effective Time of this Agreement, the Employment Agreement and each of its terms shall be surrendered by Hardy and the Employment Agreement all of its terms shall be null and void and without further force or effect. Specifically, immediately upon the Effective Time, Hardy shall not have a contract of employment with any party to this Agreement and shall not have any promise of severance or termination benefits in addition to those provided under policies of Wesbanco or Wesbanco Bank for all its employee generally.

4.	NONCOMPETITION AND NONSOLICITATION.

In consideration of the covenants set forth herein, including but not limited to the payments set forth above, Hardy agrees as follows:

A. For a period of one (1) year after Hardy’ employment with Wesbanco, Wesbanco Bank and First Sentry is terminated for any reason other than the insolvency or bankruptcy of Wesbanco, Hardy shall not, directly or indirectly, engage in the business of banking in any county where First Sentry has operating offices as of the Effective Time or in Wayne County, West Virginia, Putnam County, West Virginia or Lawrence County. Ohio.

For purposes of this Section 4(A), being engaged in the business of banking shall mean Hardy’ engaging in any business or activity of any nature that is competitive with the business of First Sentry, Wesbanco or Wesbanco Bank or their affiliates in the specified geographic area or Hardy’ solicitation of business that is competitive with the business of First Sentry, Wesbanco, Wesbanco Bank or their affiliates, from clients with a primary or principal office in the specified geographic area.

Solely for purposes of this Section 4(A), if, at any time after the Effective Time, Wesbanco or Wesbanco Bank has been unable to offer Hardy a full-time, non-temporary position, with Wesbanco or Wesbanco Bank, or any of their affiliates, reasonably suited to Hardy’s experience and abilities and Hardy incurs a Separation from Service, without cause, then the restrictions of this Section 4(A) shall be null and void and of no further force and effect.

B. During Hardy’ employment by Wesbanco, Wesbanco Bank or First Sentry and for one (1) year after Hardy’ employment with Wesbanco, Wesbanco Bank and First Sentry is terminated for any reason other than the insolvency or bankruptcy of Wesbanco, Hardy shall not, on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of the Wesbanco, Wesbanco Bank and First Sentry, or their affiliates to terminate his or her employment for the purpose of joining, associating or becoming an affiliate of Hardy in any business which is in competition with any business or activity engaged in by Wesbanco, Wesbanco Bank or First Sentry, or their affiliates.

C. Hardy further recognizes and acknowledges that in the event of Hardy’s Separation from Service with First Sentry for any reason other than for cause, (1) a breach of the obligations and conditions set forth herein will irreparably harm and damage Wesbanco, Wesbanco Bank and First Sentry; (2) an award of money damages may not be adequate to remedy such harm; and (3) considering Hardy’ relevant background, education and experience, Hardy believes that he will be able to earn a livelihood without violating the foregoing restrictions. Consequently, Hardy agrees that, in the event that Hardy breaches any of the covenants set forth in this Section 4, Wesbanco, Wesbanco Bank, First Sentry, and/or their affiliates shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm and to recover money damages, insofar as they can be determined.

For the purpose of this Section 4.C., “cause” shall mean Hardy’s (i) conviction for a felony (or of a lesser included offense following indictment and entry of a guilty plea), (ii) continued failure, after thirty (30) days written notice from the Wesbanco, Wesbanco Bank or First Sentry, to render service to Wesbanco, Wesbanco Bank and First Sentry Company as required under the terms and conditions of his employment or (iii) persistent negligence and dereliction of duty which shall include, but shall not be limited to, the Hardy’s frequent failure to perform properly assigned tasks or violation of Wesbanco, Wesbanco Bank and First Sentry’s drug and alcohol policies.

In the event that this provision shall be deemed by any court or body of competent jurisdiction to be unenforceable in whole or in part by reason of its extending for too long a period of time, or too great a geographical area or over too great a range of activities, or is overly broad in any other respect or for any other reason, then in such event this Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area, or range of activity or otherwise, so as to render these provisions valid and enforceable, and as so modified, these shall be enforceable and enforced.

5.	CONFIDENTIAL INFORMATION.

Hardy shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, publish or disclose to any person or entity any confidential information (other than a Wesbanco, Wesbanco Bank or First Sentry employee entitled to know such confidential information) concerning the assets, customer/client lists, business or affairs of Wesbanco, Wesbanco Bank, First Sentry, and their affiliates, including but not limited to any trade secrets, financial data, employee or customer/client information or organizational structure. Notwithstanding the foregoing, nothing herein shall prevent Hardy from utilizing the knowledge and experience he has acquired in the banking industry.

All files, records, documents, information, letters, notes, media lists, notebook and similar items relating to the business of Wesbanco, Wesbanco Bank, First Sentry, or their affiliates shall remain the exclusive property of Wesbanco, Wesbanco Bank, First Sentry, or their affiliates, as the case may be. Upon the expiration or earlier termination of this Agreement, or when requested by Wesbanco, Wesbanco Bank, First Sentry, or their affiliates, Hardy shall immediately deliver to Wesbanco, Wesbanco Bank, First Sentry, or their affiliates, as the case maybe, all such files, computer data files, records, documents, information and other items in the possession of or under the control of Hardy.

All business produced by Hardy while in the employ of Wesbanco, Wesbanco Bank, First and Sentry is the exclusive property of Wesbanco, Wesbanco Bank and First Sentry unless specifically excluded elsewhere in this Agreement. Hardy shall not, during the term of this Agreement or any time thereafter, intentionally interfere with any business or contractual relationship of Wesbanco, Wesbanco Bank or First Sentry.

6.	ARBITRATION.

Any dispute between the parties arising out of or with respect to this Agreement or any of its provisions, whether sounding in tort or contract, shall be resolved by the sole and exclusive remedy of binding arbitration, except for any claims involving injunctive relief for a breach or violation of Section 4 of this Agreement. Hardy hereby waives his right to a jury trial and his right to receive noneconomic damages. Arbitration shall be conducted in Huntington, West Virginia, in accordance with the rules of the American Arbitration Association (“AAA”). Wesbanco, for itself and Wesbanco Bank and First Sentry, and Hardy agree each to select one arbitrator from an AAA employment panel. Within ten days after selection of the second arbitrator, the two arbitrators shall promptly select a third arbitrator. The arbitration shall be conducted in accordance with the West Virginia Rules of Evidence and all discovery issues shall be decided by the arbitrator. The panel of arbitrators shall supply a written opinion and analysis of the matter submitted for arbitration along with the decision. The arbitration decision shall be final and subject to enforcement in the local circuit court.

7.	MISCELLANEOUS PROVISIONS.

A. Notices. Whenever notices are given pursuant to this Agreement, or with relation to any matter arising hereunder, such notices shall be given to such parties at the address set opposite their name below, and shall be given in writing, by registered mail, return receipt requested:

First Sentry Bank, Inc. or	823 Eighth Street
First Sentry Bancshares, Inc.	Huntington, West Virginia 25701

Wesbanco, Inc. or	1 Bank Plaza
Wesbanco Bank, Inc.	Wheeling, WV 26003

Richard D. Hardy	784 Poplar Estates Drive
Scott Depot, WV 25560-7266

B. Prior Agreements. This Agreement represents the entire agreement between the parties. and all prior representations, promises or statements are merged with and into this document.

C. Amendments. Any amendments to this Agreement must be in writing and signed by all parties hereto.

D. Governing Law. The laws of West Virginia shall govern the interpretation and enforcement of this Agreement.

E. Headings. The headings used in this Agreement are used solely for the convenience of the parties and are not to be used in construing or interpreting the Agreement.

F. Severability of Provisions. The effect of a determination by a court of competent jurisdiction that one or more of the contract clauses is or are found to be unenforceable, illegal, contrary to public policy, or otherwise unenforceable, then this Agreement shall remain in full force and effect except for such clauses.

G. Indemnification. To the fullest extent permitted under West Virginia law and federal banking law, First Sentry and Holding Company agree that they will, jointly and severally, indemnify and hold harmless Hardy from and against all costs and expenses, including without limitation, all court costs and attorneys’ fees, incurred by him in defending any and all claims, demands, proceedings, suits or actions, actually instituted or threatened, by third parties, involving this Agreement, its validity or enforceability or with respect to any payments to be made pursuant thereto.

H. Authority to Execute Documents. The, undersigned representatives of First Sentry, FS Holding Company, Wesbanco and Wesbanco Bank certify and represent that they are authorized to enter into its binding agreement with Hardy.

I. Waiver of Breach. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision. No requirement of this Agreement may be waived except in writing by the party adversely affected.

J. Binding Effect: Assignability: and Assumption. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which First Sentry or Holding Company may merge or consolidate, or to which either of them may transfer all or substantially all of their assets, or to which either of them may sell or dispose of their assets so that either would be left without a significant continuing business activity; the assumption of this Agreement shall be a condition precedent to the consummation of any such transaction. Insofar as Hardy is concerned, this Agreement, being personal, cannot be assigned as to performance or for any other purpose.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day first written above.

FIRST SENTRY BANK, INC.

/s/ Geoffrey S. Sheils

By:	Geoffrey S. Sheils
Its:	President and CEO

FIRST SENTRY BANCSHARES, INC.

/s/ Geoffrey S. Sheils

By:	Geoffrey S. Sheils
Its:	President and CEO

WESBANCO, INC.

/s/ Todd F. Clossin

By:	Todd F. Clossin
Its:	President

WESBANCO BANK, INC.

/s/ Todd F. Clossin

By:	Todd F. Clossin
Its:	President

RICHARD D. HARDY

/s/ Richard D. Hardy